UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 26, 2015 (May 16, 2015)
Date of Report (Date of earliest event reported)

TOUCHPOINT METRICS, INC.
(Exact name of registrant as specified in its charter)

California	000-54918
(State or other jurisdiction of incorporation)	(Commission File Number)

201 Spear Street, Suite 1100 San Francisco, California 94105
(Address of principal executive offices, including zip code)

415-526-2655
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 16, 2015, Stephen Shay was appointed Vice President of the company. Mr. Shay was appointed as Vice President because of his previous experience in accelerating business growth by building global sales teams, bringing enterprise-class technology solutions to market, executing mergers & acquisitions, and developing enterprise-wide customer and partner experience capabilities.

Mr. Shay's passion for and experience with customer experience brought him to McorpCX, where he will be engaged in areas of strategic planning, business development, client engagement management and furthering Mcorp's expertise, domain knowledge, and product and service offerings in the customer experience space.

Prior to joining McorpCX, Mr. Shay enjoyed a nearly 21 year career with Microsoft Corporation, a Washington corporation, where he served as an executive leader in Sales, Operations, and IT. From November 2010 to September 2014, he was General Manager, Customer Experience, responsible for conceptualizing and driving high-impact initiatives designed to transform the customer centricity of the organization and delivering simplified, seamless, and successful interactions across the customer and partner lifecycle at Microsoft. From August 2005 to November 2010, Mr. Shay was General Manager, Strategy & Business Development, providing strategic leadership for the Sales, Marketing and Services functions supporting the company's acquisition growth strategy–building monetization and integration strategies for 90+ acquisitions with a total consideration of $13B.

Mr. Shay earned a Bachelor of Science degree Management & Computer Information Systems, from Park University, Kansas City, Missouri and completed additional undergraduate studies in architecture at the University of Kansas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUCHPOINT METRICS, INC.

Date:	May 27 2015	By:	MICHAEL HINSHAW
		Name:	Michael Hinshaw
		Title:	Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Treasurer and a member of the Board of Directors